Issuer Free Writing Prospectus dated September 17, 2025
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated September 11, 2025
Registration Statement No. 333-285108

| Issuer Free Writing Prospectus dated September 17, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated September 11, 2025 Registration Statement No. 333 - 285108 BGIN BLOCKCHAIN LIMITED Proposed Nasdaq Ticker: BGIN Investor Presentation

| Disclaimer This free writing prospectus relates to the proposed initial public offering of 6,000,000 Class A ordinary shares (the "Class A Ordinary Shares") of BGIN BLOCKCHAIN LIMITED (the "Company," "we," "our," or "us") and should be read together with the registration statement (the "Registration Statement") we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering which this presentation relates and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/1945565/000121390025087010/ea0202759 - 16.htm The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, we or our underwriters will arrange to send you the prospectus if you contact D. Boral Capital LLC, 590 Madison Ave, 39th Floor New York, NY 10022, at (212) 970 - 5150, or by email at info@dboralcapital.com . The information contained in this free writing prospectus may contain forward - looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements include information concerning the Company’s possible or assumed future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These forward - looking statements are based on the Company's current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this presentation, the words “estimates,” “projects,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future”, “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward - looking statements. These forward - looking statements are not a guarantee of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company management’s control, that could cause actual results to differ materially from the results discussed in the forward - looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, the possibility that the Company may be adversely affected by local, national and international economic, financial, political, business or competitive factors, as well as factors affecting local and international financial markets and economies and other risks, uncertainties and factors disclosed and identified by the Company from time to time. You are cautioned not to place undue reliance upon any forward - looking statements, which speak only as of the dates made. This presentation contains data related to the global blockchain and cryptocurrency industry derived from an industry report dated July 2025 which we commissioned from Frost & Sullivan International Limited, a third - party independent research firm to prepare. We refer to this report as the Frost & Sullivan Report. The industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The global blockchain and cryptocurrency industry may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a negative impact on our business and the market price of the Class A Ordinary Shares. In addition, the rapid changing nature of the global blockchain and cryptocurrency industry subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may vary, and are likely to, differ from the projections based on these assumptions. Any third - party trademarks, names and other information that appear in this presentation are used for information and comparison only and do not mean that we have been given authorization to use such information. 2

Preliminary Offering Summary BGIN BLOCKCHAIN LIMITED Issuer: Nasdaq Global Market / BGIN Listing / Ticker: Class A Ordinary Shares Securities: Initial Public Offering Offering Type: 6,000,000 Class A Ordinary Shares (100% primary) Base Offering size: 900,000 Class A Ordinary Shares (100% primary) Over - Allotment Option (15%) $5.00 - $7.00 Price Range: 91,581,563 Class A Ordinary Shares (or 92,481,563 Class A Ordinary Shares with full exercise of over - allotment) 22,554,375 Class B Ordinary Shares Post - Offering Shares Outstanding (i) Approximately 60.0%, for the purchase and/or construction of mining farms; (ii) Approximately 32.0%, for the research and development of new proprietary chips to be used in cryptocurrency mining machines; and (iii) Approximately 8.0%, for general corporate purposes. Use of Proceeds: D. Boral Capital LLC Sole Bookrunner: 180 - day lock - up for the company, directors, officers, and 1%+ beneficial owners of Class A Ordinary Shares and underlying securities Lock - up agreement: End of September 2025 Expected pricing date: | 3 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Self - mining Operations Manufacturing & Selling Mining Machines Hosting Services For Miners Operating Mining Pools Power Capacity • 47 MW of power in use, with 19.4MW from our own mining farms CURRENT OPERATIONS Self - Mining Machine Fleet • We own 72,825 mining machines in total FUTURE EXPANSION • As we grow, we aim to expand our aggregate capacity to approximately 500MW in the next 2 years WHO WE ARE BGIN is a digital asset technology company with proprietary cryptocurrency mining technologies 59% rd 3 Party Leased 41% Own Capacity Nebraska | 4 Texas, Ohio

• Mitigate revenue volatility • Reduce reliance on any individual business line • Deliver operational stability • Cross - sell opportunities • Access multiple markets to achieve operating targets A DIVERSIFIED REVENUE BASE Multiple revenue channels across a synergistic business model Manufacturing Mining Hosting Pool | 5 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

BUSINESS SEGMENT: MANUFACTURING Technical expertise and reliable operations backed by R&D capabilities • Proprietary chip design & manufacturing expertise — trusted by other miners; sales drive growth capital • Broad product range — from home to industrial - scale; cost - effective and energy - efficient • ICERIVER brand — proprietary ASIC chips, 27 mining models and 14 put into use for multiple coins; current focus on KAS & ALEO • Expansion in H1 2026 — Bitcoin & Dogecoin machines leveraging design expertise Manufacturing | 6 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

BUSINESS SEGMENT: MINING Executing on long term strategic focus on self - mining • Initial focus on growing with alternate, smaller cryptocurrencies (less working capital required) • Mined 13 different cryptocurrencies in 2024 (6 in 2023) • 10,180 machines in operation • Ready to target large - cap opportunities given stronger financial capacity • Bitcoin and Dogecoin mining expected to start in H1 2026 • Utilize learnings from successfully mining other coins • Mining operations facilities • BGIN owns 2 mining farms in Nebraska • Plan to invest in additional mining farm capacity (500 MW target) • Hosting facilities located in Texas and Ohio • Mining segment growth expected to leverage: • Proprietary chip design and machine manufacturing expertise • Proprietary, proven mining management software • Mining farms being acquired/constructed Mining | 7 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

BUSINESS SEGMENT: HOSTING User - friendly hosting service Hosting • Buyers of certain proprietary mining machines are offered hosting services • Elective, value added service to support our customers • A portion of our mining farm capacity is utilized • Hosting services offered at a BGIN mining farm in Nebraska • Hosting services offered at a mark - up to estimated costs • Easy control • 24/7 professional support • Simple and efficient | 8 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

BUSINESS SEGMENT: MINING POOLS Non - core ancillary activity to support customers • BGIN offers mining pool services • Low margin business segment but supports mining machine customers • BGIN currently offers mining pool services for 5 mineable cryptocurrencies • Additional cryptocurrencies can be added to this service • BGIN retains a portion of the revenue generated via the mining pool’s activity as a fee for services provided* Pool | 9 *Due to relatively high administrative and compliance costs, BGIN intends to wind down this business segment almost completely over the next 24 months. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

BGIN INVESTMENT HIGHLIGHTS

Defensible, synergistic and scalable business model


Innovative R&D
Operational Flexibility
Proprietary Technologies
Management Team

- ✓ 40+ member R&D team, proprietary software, and machines for multiple segments
- ✓ Leader in 2024 KAS machine sales*, expanding into Bitcoin/Dogecoin with new machines (H1 2026)

- ✓ Multi-cryptocurrency chip and software expertise to avoid reliance on one coin
- ✓ Leverage manufacturing to drive growth, cross sell services, and adapt to evolving regulations

- ✓ 27 mining machine models (14 in use); 6 successful tape-outs
- ✓ Cloud-based management software and development of new chips and machines

- ✓ Visionary founders with deep tech and hardware expertise
- ✓ Diverse leadership team united by a clear vision and business commitment

**Frost & Sullivan report entitled "Global Blockchain and Cryptocurrency Market."*

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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INNOVATIVE R&D CAPABILITIES Proven technical expertise Innovative R&D 40+ member R&D team • Continued investment in R&D enabling launch of new capabilities • Mining pool services • Multiple ASIC chips • New machines to mine Bitcoin and Dogecoin (H1 2026) • Proprietary software to make mining more efficient Built by Miners, for Miners • Experience as miners drives machine design strategy • Focus on practical considerations such as different machine sizes for different miner segments • A leading KAS mining machine manufacturer in terms of sales volume in 2024* | 11 *Frost & Sullivan report entitled “Global Blockchain and Cryptocurrency Market”. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

MAINTAINING OPERATIONAL FLExIBILITY Nimble organization able to opportunistically exploit new opportunities Operational Flexibility Ability to identify and seize new revenue opportunities • Generated growth capital by leveraging manufacturing capability • Opportunistically cross - sell machine buyers hosting and mining pool services 01 Chips and software design expertise to mine different cryptocurrencies • Avoid reliance on any one coin • Pursue additional cryptocurrencies 02 Capable of navigating evolving regulatory landscape 03 | 12 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

DEFENSIBLE PROPRIETARY TECHNOLOGIES Growth prospects supported by unique technological innovations and capabilities Proprietary Technologies Technology Expansion & Integrated Solutions Focus on growing proprietary R&D capabilities since inception 6 successful tape - outs 14 out of 27 models put models in use designed | 13 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Proven track record of designing and manufacturing energy - efficient and powerful mining machines • Designed and deployed cloud - based mining machine management software • Devoting resources to develop additional capabilities • New ASIC chips and machines to mine additional cryptocurrencies like Bitcoin/Dogecoin (expected in H1 2026)

ExPERIENCED MANAGEMENT TEAM Shared vision, diverse capabilities • Experienced and visionary management team • Co - founders have worked together since inception in 2019 • Extensive technology sector and management experience • Hardware design expertise • The broader team complements the co - founders’ skill sets, bringing experience in 6 industries and 6 key functional areas. • Leadership shares a clear vision of the strategic direction and is committed to the business’ objectives Management Team | 14 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

TEAM INTRODUCTION – MANAGEMENT Experienced and innovative leadership driving strategy Qiuhua “Oisin” Li Chairman & Co - Founder • A serial entrepreneur in cross - border e - commerce and blockchain technology • 16 years of experience in business and corporate management • Bachelor‘s degree in computer science from Tongji University • Advanced Management Program at China Europe International Business School (CEIBS) Qingfeng “Allen” Wu CEO, Co - Founder & Director • Over 15 years of experience in designing electronics , including microchips • Bachelor's degree in electronic information engineering from Xidian University • Master's degree in electromagnetic field and microwave technology from Xidian University Zhao “Mark” Xiang Co - Chief Financial Officer • Over 12 years of experience in financial management, including 4+ years at Shenzhen Likeshuo Network Technology Co. Ltd, a former variable interest entity (VIE) of BTC Digital Ltd. (Nasdaq: BTCT) • Studied accounting at Hunan University Pengju Wang Co - Chief Financial Officer • Over 7 years of experience in financial management • Finance Manager, Shanghai Huishi Information Technology Co., Ltd. (2018 - 2022) • Bachelor’s degree in accounting and a master’s degree in finance from the School of Business Administration of the Université de Rennes I | 15 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

TEAM INTRODUCTION – MANAGEMENT (CONT’D) Experienced and innovative leadership driving strategy Katherine Nelson Legal & Compliance Officer • Over 20 years of experience in compliance, legal & governance in the FinTech industry • Global Compliance Officer, ARDU Prime Crypto Services US, Inc., a blockchain and cryptocurrency exchange (2022 - 2023) • Prior senior roles as Managing Director at BNY Mellon, as well as at Citigroup and Fidelity Investments • Master degree in Law & Diplomacy, Tufts University, MA degree from Notre Dame University, and LL.M degree in Banking and Financial Law from Boston University Benjamin Thomison Operations Director • Over 6 years of experience in operations management • Senior operations roles at Bitcoin miners: Phoenix Group LLC (2024), Mawson Infrastructure (2021 - 2023) and Core Scientific (2018 - 2023) • Served in the U.S. Army; two combat tours in Iraq (2002 - 2007) Qi Shao Chief Technology Officer • Over 10 years of experience in electronics development R&D • Field Applications Engineer, Shenzhen Beigaozhi Electronics (2014 – 2018), providing on - site technical support • Bachelor’s degree in communication engineering from Anhui Jianzhu University | 16 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

TEAM INTRODUCTION – INDEPENDENT BOARD MEMBERS Seasoned board with expertise in finance, technology, and risk management Chung Shing “Paul” Tsang • Chief Risk Officer & Head of Risk & Quantitative Analysis, BlackRock Asia (2015 – 2023) • Director and Chairman of Board Risk Committee, Bank of China Investment Management (2016 – 2023) • Group CRO, Morgan Stanley Asia Pacific (2008 – 2015) • Bachelor’s degree in Actuarial Science & Finance (University of Wisconsin – Madison) and an MBA in Finance (Wharton) Boquan He • Founder and Chairman of Guandong Nowaday Investment Co., Ltd. A private investment company (2000 - Present) • Founder and CEO of Guangdong Robust Group, a food and beverage company which was acquired by Danone Group (1989 - 2000) • Independent director at Noah Holdings (NYSE: NOAH/HKEX: 6686) (2011 - Present) • Board member of various other entities • Graduated from Guangdong Open University Talila Millman • Chief Technology Officer, Tait (June 2025 – Present) • Founder & CTO, Millman Tech (2022 – present), providing fractional CTO, advisory, and leadership workshops • VP of innovation & Engineering at Stanley Healthcare and Stanley Access Technologies divisions of Stanley Black & Decker (2020 – 2022) • SVP of Product & Engineering, Vidyo (2017 – 2019) • B.S. in math and computer science and M.S. in computer science from Tel Aviv University | 17 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Integrated Business Model • Capturing synergies by operating across the cryptocurrency mining value chain • Scale revenue by cross - selling to external customers • Enhance proprietary mining business faster by reducing marginal costs • Limited dependency on any individual business segment mitigates revenue volatility and promotes operating stability • Opportunity to design and develop new, improved ASIC chips, more efficient mining machines, and add additional mining farms • Multiple revenue opportunities Lower Revenue Volatility • Leverage experience in designing ASIC chips and mining machines to penetrate new cryptocurrency opportunities • Bitcoin and Dogecoin mining machines expected in H1 2026 • Larger revenue opportunities in comparatively more stable, larger - cap cryptocurrencies New ASIC Chips & Machines • Continue R&D investing to further grow the business in the different segments of the cryptocurrency industry • Expand R&D teams and upgrade their facilities • 40+ member team dedicated to proprietary R&D within the organization Research & Development GROWTH OPPORTUNITIES Leverage growth opportunities; diversify revenue base | 18 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Robust financials with a strong balance sheet and zero debt Breakdown of Revenue - FY 2024 Breakdown of Gross Profit - FY 2024 Total Revenue: $302M • Sales of Mining Machines – $192M • Self Mining – $45M • Hosting – $6M • Mining Pool - $58M Total Gross Profit: $128M • Sales of Mining Machines – $110M • Self Mining – $15M • Hosting – $1M • Mining Pool - $1M REVENUE & GROSS PROFIT – FY 2024 AUDITED RESULTS Sales of Mining Machine 64% Self Mining 15% Hosting 2% Mining Pool 19% Sales of Mining Machine 87% | 19 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Self Mining 12% Hosting 1% Mining Pool 0%

Transitioning towards a focus on self - mining FY 2023 VS. 2024 AUDITED RESULTS $220 $13 $0 $24 $257 $192 $45 $6 $59 $302 Sales of Mining Machine Self Mining Hosting Mining Pool Total Revenue Breakdown: FY 2023 vs FY 2024 ($USD MM) FY 2023 FY 2024 $194 $5 $199 $110 $15 $128 Sales of Mining Machine Self Mining $(0) $1 Hosting $0 $1 Mining Pool Total Gross Profit Breakdown: FY 2023 vs FY 2024 ($USD MM) FY 2023 FY 2024 | 20 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Revenue Breakdown by Geographies (FY 2024) Breakdown by Customer Type (FY 2024) MINING MACHINES SALES CUSTOMER BREAKDOWN A diversified customer base: 7,231 total customers as of 2024YE Hong Kong, China 33% United States 23% Singapore 16% Vietnam 4% Taiwan, China 5% BVI 3% 3% England and Wales 3% Malaysia Hungary 2% Others 8% Individuals 12% | 21 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Distributors 88%

H1 2025 UNAUDITED RESULTS* Our focus in 2025 is to invest and pursue the larger growth opportunities • H1 2025 revenues were approximately $48M • Gross loss was approximately $6M in H1 2025 | 22 financial results for this period. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. *The above unaudited preliminary financial information for the six months ended June 30, 2025 is based upon our preliminary accounting records and subject to adjustments, if any, upon completion of the review of our six months financial results. Moreover, this financial information has been prepared solely on the basis of currently available information by, and is the responsibility of, management. The unaudited preliminary financial information for the six months ended June 30, 2025 has not been reviewed or audited by our independent public accounting firm. This preliminary financial information is not a comprehensive statement of our H1 2025 (unaudited) Gross Profit/(Loss) Revenues (US$ in millions) 2 10 Sales of Mining Machine (9) 31 Self Mining 1 2 Hosting 0 5 Mining Pool

Research and development of proprietary ASIC chips General corporate purposes Increasing overall mining capacity Developing proprietary chips for cryptocurrency mining machines Purchase and/or construction of mining farms* 60% of Funds Raised 8% of Funds Raised 32% of Funds Raised USE OF PROCEEDS | 23 *The Company has not entered into any definitive agreements or letters of intent in connection with such purchase or construction See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

lssuer ˖ BGIN BLOCKCHAIN LIMITED Email: ir@bgin.com Tel: +65 9658 5681 Address: #09 12 Paya Lebar Square, 60 Paya Lebar Road, Singapore 409051 Underwriter ˖ D. Boral Capital LLC Email: info@dboralcapital.com Tel: +1 (212) 970 - 5150 Address: 590 Madison Ave 39th Floor New York, NY 10022 Contact | 24